EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL ENTERS INTO SETTLEMENT AGREEMENT WITH ABN AMRO
BANK AND THE ROYAL BANK OF SCOTLAND

New York, NY – October 28, 2010 – Lazare Kaplan International Inc. (LKII.PK) (the “Company”) announced today that it and certain of its affiliates entered into a Settlement Agreement with ABN AMRO Bank N.V. and The Royal Bank of Scotland PLC, with respect to certain obligations of the Company and/or its affiliates. Both ABN and RBS were lenders to the Company and/or certain of its affiliates under various credit facilities and guarantees, and as such the Company and its affiliates incurred obligations to them totaling approximately $64 million.

As a result of the Settlement Agreement, all of the approximately $64 million of obligations were deemed satisfied in full.

In addition, ABN agreed to transfer to the Company 2,151,103 shares (approximately 26%) of the Company’s outstanding common stock held by it.

Further, ABN assigned to the Company ABN’s rights under certain insurance policies as well as ABN’s rights to receive proceeds under such insurance policies. ABN’s assignment to the Company includes the payment of amounts that the Company may receive with respect to any settlement reached or judgment rendered in certain lawsuits pending in the United States and the United Kingdom relating to such insurance policies.

As part of the settlement, ABN and RBS each released the Company from all of its obligations and all claims relating thereto. In return, the Company released ABN and RBS from certain claims asserted by the Company relating to the obligations as well as other claims asserted by the Company relating to its relationship and business dealings with each of ABN and RBS.

As part of the settlement, the Company paid to ABN and RBS, collectively, $14 million.

Leon Tempelsman, the President of LKI said, “This settlement is a recognition of LKI’s efforts over the past two years to resolve its dispute with some of its creditor banks. LKI will continue its efforts to resolve outstanding disputes with all other relevant parties.”

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include the ability to resolve its material uncertainties discussed above, filing delinquent SEC reports, the quotation of the Company’s common stock on the Pink Sheets marketplace, reapplying to a stock exchange for the Company’s common stock to be again listed, and other factors. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.